Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of this 27th day of April, 2026 (the “Effective Date”), by and among NEW RISE RENEWABLES RENO, LLC, a Delaware limited liability company (“Tenant” or “New Rise”) and TWAIN GL XXVIII, LLC, a Missouri limited liability company (“Landlord”). For purposes of this Agreement, Tenant, XCF and Landlord are sometimes referred to herein collectively as the “Parties” and individually as a “Party;” provided, however, that XCF will be considered a “Party” only for purposes of Section 3 and matters related directly thereto. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Lease Documents (as defined below).

I. RECITALS AND STIPULATIONS

A. Tenant and Landlord are parties to a certain GROUND LEASE, dated March 29, 2022 (as amended, modified, supplemented, restated or replaced from time to time, the “Lease”);

B. In connection with the Lease, the Tenant and Landlord executed between themselves and/or with third parties certain agreements which include a Completion and Rent Payment Guaranty (as amended, modified, supplemented, restated or replaced from time to time, the “Guaranty”), and a Pledge and Security Agreement (as amended, modified, supplemented, restated or replaced from time to time, the “Pledge”, and together with the Lease and the Guaranty, are collectively herein the “Lease Documents”); and

C. Tenant has requested that Landlord forbear from exercising any of its rights and remedies under the Lease Documents and applicable law in respect of certain claimed Events of Default under the Lease Documents, and Landlord has agreed to so forbear upon the terms and subject to the conditions set forth in this Agreement.

D. Landlord understands that XCF Global Capital, Inc., which acquired all of the membership interests of New Rise, is party to that certain Business Combination Agreement between Focus Impact BH3 Acquisition Company, Focus Impact BH3 Newco, Inc. (“NewCo”), Focus Impact BH3 Merger Sub I, LLC, Focus Impact BH3 Merger Sub II, Inc. and XCF Global Capital, Inc. (as amended, the “Business Combination Agreement”), and that at the closing of the transactions contemplated by the Business Combination Agreement, XCF Global Capital, Inc. was merged into NewCo, NewCo changed its name to XCF Global, Inc., XCF is continuing the business operations of XCF Global Capital, Inc. and the shares of Class A Common Stock of XCF are listed on Nasdaq.

NOW, THEREFORE, in consideration of the recitals and stipulations set forth above and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant, XCF and Landlord hereby agree as follows:

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II. AGREEMENT

1. General Acknowledgment. The Parties acknowledge and agree to the following:

(a) The Parties hereby acknowledge the accuracy of the representations set forth in the Recitals and Stipulations of this Agreement;

(b) Neither this Agreement nor any other agreement executed in connection herewith pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to be an admission of default or to be a cure of any Event of Default which may exist under the Lease Documents;

(c) Neither this Agreement nor any other agreement executed in connection herewith pursuant to the terms hereof, nor any actions taken pursuant to this Agreement or such other agreement shall be deemed to be a waiver by Landlord of any Event of Default under the Lease Documents or to be a waiver by Tenant to any defense or of any Party’s rights or remedies in connection therewith or with respect hereto, evidencing the Parties’ intention that the Parties’ mutual obligations, rights and remedies under the Lease Documents shall remain in full force and effect other than as expressly set forth herein.

2. Consent; Forbearance. Landlord agrees that, until the expiration or earlier termination of the Forbearance Period (as defined below), the Landlord will forbear from exercising its rights and remedies under the Lease Documents and/or applicable law with respect to any alleged defaults or alleged Events of Defaults arising before or after the Effective Date, provided that the Tenant complies with all terms and conditions contained in this Agreement. Landlord’s obligation to so forbear will commence on the Effective Date and will terminate on the first to occur of (i) January 1, 2027, (ii) Greater Nevada Credit Union instituting foreclosure proceedings against any property covered by the Lease or owned by Tenant, or (iii) any breach or default by Tenant of the terms of this Agreement (including, without limitation, any of the conditions to forbearance set forth in Section 3 of this Agreement failing to be timely satisfied) (such period of forbearance being the “Forbearance Period”). Notwithstanding anything in this Agreement to the contrary, the parties hereto hereby acknowledge and agree that the Forbearance Period shall not apply to any actions taken by Landlord pursuant to that certain Collateral Assignment dated as of March 30, 2022.

3. Conditions to Forbearance. As a material inducement for the Landlord to enter this Agreement and to forbear from enforcing its rights under the Lease Documents during the Forbearance Period on the terms set forth in this Agreement, and as an express condition of such forbearance, the Parties agree as follows:

(a) No later than the end of each month, Tenant shall make a payment to Landlord of the greater of i) $150,000 and ii) 40% of the Free Cash Flow (defined below) generated from the operations of New Rise from the prior calendar month (ie. on a 1-month lag, referred to as the “Cash Flow Sweep”). Such Cash Flow Sweep shall continue during the Forbearance Period for so as long as Tenant is in arrears of its contractual lease payments to Landlord.

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(b) No later than one business day following the Effective Date, XCF shall issue to the Landlord 4,000,000 shares of its Class A Common Stock (the “Landlord Shares”), and will use its reasonable best efforts to file a registration statement on appropriate form with the Securities and Exchange Commission (the “SEC”) to register for resale such Landlord Shares (or, if permitted under SEC rules and any other agreement XCF has to register its securities for resale by other XCF equity holders, include such Landlord Shares in such registration statement) and cause the SEC to declare such registration statement effective within a reasonable period of time following such filing; it being understood and agreed by the Landlord that such Landlord Shares will be “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”) and until the above-referenced registration statement has been declared effective, such Landlord Shares will not be able to be resold or transferred unless an exemption from the registration requirement of the Securities Act is available to Landlord for any such resale or transfer.

(c) Following receipt of the Landlord Shares, to the extent Landlord sells Landlord Shares in public or private transactions, Landlord covenants and agrees (i) to inform New Rise of such sales, including the date of each sale and the net proceeds of each sale; and (ii) that the net proceeds of the sales of any Landlord Shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by Tenant to Landlord pursuant to the Lease Documents.

(d) In the event that the aggregate net proceeds received by the Landlord from the sale of the Landlord Shares exceeds the aggregate amount of principal, interest, penalties and repurchase premium owed by Tenant to Landlord pursuant to the Lease Documents, the Landlord shall immediately transfer to XCF any Landlord Shares remaining in its possession at that time, and upon such transfer Landlord will have no further rights in and to such Landlord Shares.

(e) In connection with such transfer, the Landlord grants XCF a limited power of attorney solely for the purpose of effectuating the foregoing transfer of Landlord Shares to Landlord, and agrees to take any and all action reasonably requested by XCF or XCF’s transfer agent necessary to effectuate such transfer.

(f) The Parties hereby waive any notice and/or cure periods set forth in the Lease Documents solely with respect to the Forbearance Period.

(g) For the purposes of the Tenant payment referenced in this agreement, Free Cash Flow shall be defined as i) all cash revenues and inflows received in a calendar month in respect of product production and sales from the New Rise Reno facility less ii) all cash expenditures and outflows incurred in a calendar month in connection with the operation, maintenance and management of the New Rise Reno facility, excluding any payments to Landlord or in respect of the GNCU indebtedness.

4. Representations and Warranties.

(a) Organization. Tenant is a limited liability company organized, existing and in good standing under the laws of the State of Delaware. Landlord is a limited liability company organized, validly existing, and in good standing under the laws of the State of Missouri.

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(b) Authority. Tenant and Landlord have full company power and authority to execute, deliver, and perform this Agreement and have taken all company action required by law and their governing documents to authorize the execution and delivery of this Agreement. This Agreement is a valid and binding agreement of the Parties enforceable against each Party in accordance with its terms.

5. Remedies in Event of Default. Immediately upon the occurrence of a default herein which remains uncured past any applicable cure period, and notwithstanding anything to the contrary set forth herein, the Forbearance Period shall immediately terminate and be of no further force and effect and Landlord shall have all the rights and remedies set forth in the Lease Documents, subject to Landlord’s obligations and restrictions under the Lease Documents.

6. Incorporation of Other Documents. The Lease Documents and all other agreements, documents and writings between or among Tenant and Landlord are expressly reaffirmed and incorporated herein by this reference and shall remain in full force and effect and continue to govern and control the relationship between the Parties hereto except to the extent they are inconsistent with, amended or superseded by this Agreement. To the extent of any inconsistency, amendment or superseding provision, this Agreement shall govern and control.

7. Notice. All notices, requests, and demands to or upon the respective Parties hereto shall be given in accordance with the Lease Documents.

8. Successors and Assigns. This Agreement shall be binding in all respects on, and shall inure to the benefit of, the Parties and their respective administrators, representatives, successors, and assigns.

9. Integration Clause. This Agreement, and any agreements, documents and instruments executed and delivered pursuant hereto or in connection herewith, or incorporated herein by reference, contains the entire agreement of the Parties hereto and no Party shall be bound by anything not expressed in writing.

10. Amendment of Agreement. This Agreement may be amended only by written agreement signed by each of the Parties, and a breach of this Agreement may be waived only by written waiver signed by the Party granting the waiver. The waiver of any breach of this Agreement shall not operate or be construed as a waiver of any similar or prior or subsequent breach of this Agreement.

11. Adequate Consideration. The Parties expressly acknowledge and agree that the consideration given in connection with this Agreement constitutes adequate consideration for all agreements and obligations under this Agreement.

12. Governing Law and Venue. The Agreement and any rights, remedies, or obligations provided for in this Agreement shall be construed and enforced in accordance with the laws of the State of Nevada without giving effect to principles of conflicts of laws. Should any disputes arise under this Agreement, the Parties agree that the exclusive venue for such disputes shall be in Nevada state or federal court.

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13. Attorney Fees. The Parties shall bear their own attorney fees, expenses, and costs in connection with this Agreement. Notwithstanding the foregoing, if any Party sues to enforce any provision of this Agreement, the prevailing Party shall be entitled to all damages, fees, expenses, and costs (including reasonable and necessary attorney fees) incurred in the enforcement of its rights hereunder.

14. Review by Counsel. It is expressly understood and agreed by each of the Parties that they have each carefully reviewed this Agreement, that they had the opportunity to seek legal advice with respect to this Agreement, and that they have relied wholly upon their own judgment and knowledge or advice of their own counsel in executing this Agreement.

15. Partial Invalidity. In the event any portion of this Agreement is deemed unenforceable, void, voidable, or of no force and effect, no other portion will be thereby affected, and the remainder of this Agreement will continue in full force and effect.

16. No Construction Against the Parties. Each of the Parties hereto acknowledges that such Party has read the Agreement, and the Agreement accurately expresses the entire agreement regarding the matters set forth herein. This Agreement shall not be strictly construed against any Party hereto.

17. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

18. Further Actions. All Parties agree they will each execute such other and further instruments and documents or take such other steps as may become necessary to carry out the terms and provisions of this Agreement.

19. Paragraph Headings and Recitals. The paragraph headings utilized in this Agreement are for purposes of convenience and reference only, and shall not be used to construe, modify, alter or supplement the language following such headings; provided, however, that the Recitals shall be deemed to be a part of this Agreement and the Parties agree to the accuracy thereof.

20. Two or More Counterparts. This Agreement may be executed simultaneously or in two or more counterparts and said counterparts together shall constitute one and the same instrument. Signatures received by facsimile, Portable Document Format (“PDF”), e-mail, Docusign, or photocopy shall have the same force and effect as original signatures.

21. Jury Trial Waiver. The Parties knowingly, voluntarily and intentionally waive the right they may have to a trial by jury in respect to any litigation based hereon, or arising out of, under or in connection with this Agreement, any document contemplated to be executed, or any underlying matter, course of dealing, statement (whether verbal or written) or action of the Parties.

22. Tax Consequences. This Agreement is enforceable regardless of its tax consequences. The Parties make no representations regarding the tax consequences of the Agreement.

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IN WITNESS WHEREOF, the Parties have read and understand the terms of this Agreement, agree to be bound by all its provisions, and have executed this Agreement on the date shown by their signatures below.

TENANT:

NEW RISE RENEWABLES RENO, LLC,
a Delaware limited liability company

By:	/s/ Chris Cooper
Name:	Chirs Cooper
Dated:	4/29/26

LANDLORD:

TWAIN GL XXVIII, LLC,
a Missouri limited liability company

By:	/s/ Nick Theodore
Name:	Nick Theodore, Vice President
Dated:	4/29/26

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